                                                                     EXHIBIT 2.1



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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                                STAFFMARK, INC.,


                         ELIHU GORDIS, JAY B. HOROWITZ,
                      EUGENE GREENE AND KRISTIN E. VICKERY


                           * * * * * * * * * * * * * *



                                 JANUARY 9, 1998



                            * * * * * * * * * * * * *



================================================================================

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INDEX TO EXHIBITS ....................................................     iv

ARTICLE I. DEFINITIONS ...............................................      1
         SECTION 1.1 Definitions .....................................      1

ARTICLE II.  PURCHASE AND SALE OF THE INTERESTS ......................      4
         SECTION 2.1. Sale of the Interests ..........................      4
         SECTION 2.2. Consideration for the Interests ................      4
         SECTION 2.3. The Closing ....................................      4
         SECTION 2.4. Actions at the Closing .........................      4

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF EACH MEMBER ..........      5
         SECTION 3.1. Ownership of the Interests .....................      5
         SECTION 3.2. Authority Relative to this Agreement ...........      5
         SECTION 3.3. Securities Exemptions ..........................      5

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS ...........      5
         SECTION 4.1.  Organization and Qualification ................      5
         SECTION 4.2.  Entity Power ..................................      6
         SECTION 4.3.  Capitalization of the LLC .....................      6
         SECTION 4.4.  No Violation; Consents ........................      6
         SECTION 4.5.  Subsidiaries and Investments ..................      6
         SECTION 4.6.  Books and Records .............................      6
         SECTION 4.7.  Financial Statements ..........................      7
         SECTION 4.8.  Absence of Undisclosed Liabilities ............      7
         SECTION 4.9.  Labor and Employee Relations ..................      7
         SECTION 4.10. Real Property .................................      8
         SECTION 4.11. Powers of Attorney; Absence of Limitations
                       on Competition; Guarantees ....................      8
         SECTION 4.12. Significant Customers .........................      8
         SECTION 4.13. Absence of Certain Changes; Conduct of Business      9
         SECTION 4.14. Certain Practices .............................     10
         SECTION 4.15. Compliance with Law; Licenses and Permits .....     10
         SECTION 4.16. Employee Benefits .............................     10
         SECTION 4.17. Fixed Assets ..................................     11
         SECTION 4.18. Insurance .....................................     11
         SECTION 4.19. Outstanding Contracts .........................     11
         SECTION 4.20. Outstanding Leases ............................     12
         SECTION 4.21  Intellectual Properties .......................     12
         SECTION 4.22. Proprietary Information of Third Parties ......     12
         SECTION 4.23. Transactions with Affiliates ..................     13
         SECTION 4.24. Taxes .........................................     13
         SECTION 4.25. Litigation ....................................     13
         SECTION 4.26. Environmental Matters .........................     14

         SECTION 4.27. Broker's or Finder's Fees .....................     14
         SECTION 4.28. Accounts Receivable ...........................     14
         SECTION 4.29. Projections ...................................     14
         SECTION 4.30. Disclosure ....................................     15

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF STAFFMARK ..............     15
         SECTION 5.1. Organization ...................................     15
         SECTION 5.2. Corporate Power and Authority ..................     15
         SECTION 5.3. Validity, Etc ..................................     15
         SECTION 5.4. The StaffMark Shares ...........................     15
         SECTION 5.5. SEC Filings ....................................     16
         SECTION 5.6. Events Subsequent to September 30, 1997 ........     16
         SECTION 5.7. Broker's or Finder's ...........................     16

ARTICLE VI.  PRE-CLOSING COVENANTS AND AGREEMENTS ....................     16
         SECTION 6.1. Cooperation ....................................     16
         SECTION 6.2. Best Efforts ...................................     16
         SECTION 6.3. Investigations .................................     16
         SECTION 6.4. Distributions ..................................     16
         SECTION 6.5. Corporate Matters ..............................     17
         SECTION 6.6. Notice of Developments .........................     17
         SECTION 6.7. Exclusivity ....................................     17

ARTICLE VII.  POST-CLOSING COVENANTS .................................     17
         SECTION 7.1. Post-Closing Covenants of the Members ..........     17
         SECTION 7.2. Post-Closing Covenants of StaffMark ............     18

ARTICLE VIII.  CONDITIONS TO STAFFMARK'S OBLIGATIONS .................     19
         SECTION 8.1.  Representations and Warranties True;
                       Satisfaction of Covenants .....................     19
         SECTION 8.2.  Consents ......................................     19
         SECTION 8.3.  No Obstructive Proceeding .....................     19
         SECTION 8.4.  Opinion of Counsel to the LLC .................     19
         SECTION 8.5.  Closing Documents .............................     19
         SECTION 8.6.  Intentionally Omitted .........................     19
         SECTION 8.7.  No Material Adverse Change ....................     19
         SECTION 8.8.  Indemnification Agreement .....................     20
         SECTION 8.9.  Escrow Agreement ..............................     20
         SECTION 8.10. Employment Agreements .........................     20
         SECTION 8.11. Noncompetition Agreement ......................     20
         SECTION 8.12. Purchase Price Certificate ....................     20

ARTICLE IX.  CONDITIONS TO THE MEMBERS' OBLIGATIONS ..................     20
         SECTION 9.1. Representations and Warranties True;
                      Satisfaction of Covenants ......................     20
         SECTION 9.2. Closing Documents ..............................     20
         SECTION 9.3. No Obstructive Proceeding ......................     20
         SECTION 9.4. Employment Agreements ..........................     21

         SECTION 9.5. Opinion of Counsel to StaffMark ................     21
         SECTION 9.6. Purchase Price Certificate .....................     21
         SECTION 9.7. Earnout Agreement ..............................     21

ARTICLE X.  SURVIVAL OF REPRESENTATIONS, WARRANTIES
         AND COVENANTS; REMEDIES .....................................     21
         SECTION 10.1. Survival of Representations,
                       Warranties and Covenants ......................     21
         SECTION 10.2. Remedies ......................................     21

ARTICLE XI. TERMINATION ..............................................     21
         SECTION 11.1. Termination of Agreement ......................     21
         SECTION 11.2. Effect of Termination .........................     22
         SECTION 11.3. Other Termination Matters .....................     22

ARTICLE XII.  MISCELLANEOUS ..........................................     23
         SECTION 12.1.  Notices ......................................     23
         SECTION 12.2.  Entire Agreement .............................     24
         SECTION 12.3.  Modifications and Amendments .................     24
         SECTION 12.4.  Assignment/Binding Effect ....................     24
         SECTION 12.5.  Parties in Interest ..........................     24
         SECTION 12.6.  Governing Law ................................     24
         SECTION 12.7.  Severability .................................     24
         SECTION 12.8.  Interpretation ...............................     25
         SECTION 12.9.  Headings and Captions ........................     25
         SECTION 12.10. Expenses .....................................     25
         SECTION 12.11. Gender .......................................     25
         SECTION 12.12. Publicity ....................................     25
         SECTION 12.13. Counterparts .................................     25
         SECTION 12.14. Exhibits and Schedules .......................     25
         SECTION 12.15. Telecopy Execution and Delivery ..............     25

                        INDEX TO EXHIBITS


ANNEX I                 --      Form of the Purchase Price Certificate

EXHIBIT A               --      Form of the Earnout Agreement
EXHIBIT B               --      Form of the Restrictive Legend
EXHIBIT C               --      Form of the Opinion of Counsel to the Members
EXHIBIT D               --      Form of the Indemnification Agreement
EXHIBIT E               --      Form of the Escrow Agreement
EXHIBIT F               --      Form of the Noncompetition Agreements
EXHIBIT G               --      Form of the Opinion of Counsel to StaffMark


                               INDEX TO SCHEDULES

Schedule 2.2            --      List of Members and their Percentage Ownership of the Interests
Schedule 3.1            --      Security Interests, Liens and Other Matters With Respect to the Interests
Schedule 4.1            --      Organization and Qualification
Schedule 4.2            --      Capitalization of the LLC
Schedule 4.4            --      No Violation; Consents
Schedule 4.6            --      Books and Records
Schedule 4.7            --      Financial Statements
Schedule 4.8            --      Absence of Undisclosed Liabilities
Schedule 4.9(A)         --      Labor and Employee Relations
Schedule 4.9(B)         --      Attorneys
Schedule 4.11           --      Powers of Attorney; Absence of Limitations on Competition; Guarantees
Schedule 4.12           --      Significant Customers
Schedule 4.13           --      No Adverse Change
Schedule 4.15           --      Compliance with Law
Schedule 4.16           --      Employee Benefits
Schedule 4.17           --      Claims on Fixed Assets
Schedule 4.18           --      Insurance
Schedule 4.19.1         --      Notice of Contract Defaults
Schedule 4.19.2         --      Termination of Contracts
Schedule 4.19.3         --      Limitations on Contracts
Schedule 4.19.4         --      Contracts Requiring Consent of Other Party
Schedule 4.20           --      Leases
Schedule 4.21           --      Intellectual Properties
Schedule 4.22           --      Proprietary Information of Third Parties
Schedule 4.23           --      Transactions with Affiliates
Schedule 4.25           --      Litigation
Schedule 4.26           --      Environmental Matters
Schedule 4.27           --      Brokers
Schedule 7.2            --      Stock Option Financial Targets

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


        THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into this 9th day of January, 1998, by and among StaffMark, Inc., a Delaware corporation ("StaffMark"), Elihu Gordis, Jay B. Horowitz, Eugene Greene and Kristin E. Vickery (each such person, whether a General Member (as defined below) or a Limited Member (as defined below), is sometimes individually referred to as a "Member" and such persons are sometimes collectively referred to as the "Members.") The Members in the aggregate own all of the outstanding membership Interests (as hereinafter defined) of Strategic Legal Resources, LLC, a New York limited liability company (the "LLC"). StaffMark and the Members are sometimes collectively referred to as the "Parties" and are sometimes referred to herein separately as a "Party".

                                    RECITALS

        WHEREAS, the LLC is engaged in the business of providing permanent, contractual and temporary personnel (the "Business");

        WHEREAS, the Members desire to sell or otherwise transfer all the issued and outstanding membership Interests to StaffMark;

        WHEREAS, StaffMark desires to purchase all of the Interests from the Members; and

        WHEREAS, the Parties desire that the purchase of the Interests by StaffMark from the Members will be treated as an asset purchase for federal, state and local income tax purposes.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises, representations, warranties, agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:



                                  I. ARTICLE

        1.1 SECTION

                (a) The following terms have the meanings set forth below:

        "Adverse Consequences" means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, as well as consequences, effects or circumstances that are adverse to the business, assets or financial condition of the LLC.

        "Average Closing Price" means the average of the price per share closing sales prices of the StaffMark Common Stock for the five (5) day trading period ending on the last business day prior to the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "General Member" has the meaning ascribed thereto in the Operating Agreement.

        "Governmental Authority" means any government, governmental entity, department, commission, board, agency, political subdivision or instrumentality, any court, tribunal, judicial or arbitral body and professional or ethical licensings review or regulatory body, whether federal, state, local or foreign.

        "Interests" means with respect to any Member, any Interest (as that term is defined in the Operating Agreement) of the LLC.

        "Knowledge" means all facts and circumstances and information which are either within the actual knowledge of the LLC or any officer, member or corporate or administrative full-time employee of the LLC or that should have been known to such persons in the exercise of reasonable care and due inquiry.

        "Liability" means any liability (whether known or unknown, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

        "Limited Member" has the meaning ascribed thereto in the Operating Agreement.

        "Operating Agreement" means that certain Operating Agreement of the LLC dated as of July 31, 1995, as amended to date.

        "Ordinary Course of Business" means the ordinary course of business of the LLC consistent with past custom and practice (including with respect to quantity and frequency).

        "Person" means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, restrictions, restraint on alienation or other security interest, other than liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Subsidiary" means any corporation, limited partnership, limited liability partnership, limited liability company, or joint venture with respect to which a specified Person (directly or indirectly) owns a majority of the common stock or ownership interests, as applicable, or has the power to vote or direct the voting of sufficient securities or ownership interests, as applicable to elect a majority of the directors, committee members or general partner, as applicable.

                (b) The following terms have the meanings defined for such terms in the Sections set forth below:

Term                              Section
----                              -------
Accounts Receivable                 4.29
Agreement                          Preamble
Balance Sheet                       4.7
Balance Sheet Date                  4.7
Benefit Plan                        4.17
Breaching Party                    10.2
Business                           Recitals
Closing                             2.3
Closing Date                        2.3
Contracts                           4.19
Documents                           4.4
Earnout Agreement                   2.2(c)
Escrow Agent                        2.2(b)
Escrow Agreement                    8.9
Employment Agreements               8.10
ERISA                               4.16
Financial Statements                4.7
GAAP                                4.7
Indemnification Agreement           8.8
Intellectual Property               4.21
LLC                                Preamble
LLC Transaction Costs              12.10
Leased Parcels                      4.20
Leases                              4.20
Most Recent Fiscal Year End         4.7
Noncompetition Agreements           8.11
Parties                            Preamble
Party                              Preamble
Projections                         4.29
Purchase Price                      2.2
Purchase Price Certificate          2.2(a)
Related Person                      4.22
SEC Filings                         5.5
Securities Act                      3.3
StaffMark                          Preamble
StaffMark Common Stock              2.2(a)
StaffMark Shares                    2.2(a)
Substance or Substances             4.26
Tax or Taxes                        4.24
Up-Front Purchase Price             2.2(a)
WARN                                4.9(e)

                 ARTICLE II. PURCHASE AND SALE OF THE INTERESTS

        SECTION 2.1. Sale of the Interests . Subject to the terms and conditions of this Agreement, at the Closing, the Members are selling and transferring the Interests to StaffMark, and StaffMark is purchasing the Interests from the Members.

        SECTION 2.2. Consideration for the Interests . In consideration for the transfer of the Interests, upon the terms and subject to the conditions set forth in this Agreement, StaffMark shall pay to the Members an aggregate purchase price (the "Purchase Price") as follows:

                (a) at the Closing, StaffMark is delivering to the Members (or to the Escrow Agent on behalf of the Members): (i) the shares of StaffMark common stock, $.01 par value (the "StaffMark Common Stock") set forth in the certificate delivered by the Members and agreed upon by StaffMark in the form of Annex "I" attached hereto (the "Purchase Price Certificate"), based on the Average Closing Price (the "StaffMark Shares"); (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be payable in immediately available funds by certified check or wire transfer (the sum of the total dollar value of items (i) plus (ii) which constitute a portion of the Purchase Price is sometimes hereinafter referred to as the "Up-Front Purchase Price") in the respective amounts as set forth on Schedule 2.2 attached hereto;

                (b) at the Closing, StaffMark is depositing into escrow with Mercantile Bank National Association, St. Louis, Missouri (the "Escrow Agent"), ten percent (10%) of the Up-Front Purchase Price in shares of the StaffMark Common Stock, as further set forth in the Purchase Price Certificate, based upon the Average Closing Price; and

                (c) subsequent to the Closing, StaffMark shall pay the earnout amounts pursuant to and in accordance with the Earnout Agreement by and among StaffMark and the Members in the form attached hereto as Exhibit "A" (the "Earnout Agreement").

        SECTION 2.3. The Closing . The closing of the transactions contemplated by this Agreement (the "Closing") is taking place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178; Phone (212) 309-6000; Facsimile (212) 309-6273, commencing at 9:00 a.m. local time on January 9, 1998 (the "Closing Date").

        SECTION 2.4. Actions at the Closing . At the Closing: (i) the Members are delivering or, as applicable, are causing the LLC to deliver to StaffMark the various certificates, instruments and documents referred to in Article VIII and any other certificates and documents reasonably requested by StaffMark; (ii) the Members are delivering certificates representing all of the Interests endorsed in blank or accompanied by duly executed assignment documents; and
(iii) StaffMark is delivering to the Members the various certificates and documents referred to in Article IX and the Up-Front Purchase Price as contemplated by Section 2.2. The transaction contemplated by this Agreement will be effective for accounting purposes as of 12:01 AM (CDT) on December 1, 1997. The transactions contemplated by this Agreement will be effective for income tax purposes as of 11:59 PM (EST) on January 1, 1998.

           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF EACH MEMBER

        SECTION 3.1. Ownership of the Interests . Each Member represents and warrants that he or she as applicable, owns that percentage of the outstanding Interests of the LLC on Schedule 3.1 and that there are no other Interests of the LLC issued and outstanding. Each Member represents and warrants that except as set forth on Schedule 3.1 he owns his or her Interest free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of every kind and has the full power to sell and transfer his or her Interest to StaffMark without obtaining the consent or approval of any other Person or Governmental Authority.

        SECTION 3.2. Authority Relative to this Agreement . Each Member represents and warrants: (a) that such Member has full legal power, capacity and authority to execute and deliver this Agreement, including the Schedules hereto, and the other documents (including certain Exhibits) executed in connection herewith and to consummate the transactions contemplated hereby; and (b) that this Agreement and the Documents (as defined) have been duly and validly executed and delivered by such Member and each constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

        SECTION 3.3. Securities Exemptions . The StaffMark Shares are being acquired by each Member for his or her own account, as applicable, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of such shares in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations thereunder. Each Member has been afforded full and complete access to all relevant financial and other information regarding StaffMark. Each Member will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of the StaffMark Shares except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission, and applicable state securities laws and regulations. Certificates representing the StaffMark Shares will contain a restrictive legend in the form attached hereto as Exhibit "B." Each Member is familiar with the provisions of Rule 144, as amended and promulgated under the Securities Act, and realizes that sales of the StaffMark Shares may be subject to restrictions pursuant to the terms of that rule.


            ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

        As an inducement to StaffMark to enter into this Agreement and to consummate the transactions contemplated hereby, the Members jointly and severally represent and warrant to StaffMark as follows:

        SECTION 4.1. Organization and Qualification . The LLC is a limited liability company duly formed, validly existing and is subsisting under the laws of the State of New York. The LLC is duly qualified or otherwise authorized to transact business and is in good standing as a foreign LLC in the states set forth on Schedule 4.1 attached hereto, which are all states in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the LLC. The Members have delivered to StaffMark complete and correct copies of the LLC's Articles of Formation and the Operating Agreement as currently in effect.

        SECTION 4.2. Entity Power. The LLC has the power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name "Strategic Legal Resources, LLC." The LLC does not currently use any fictitious names.

        SECTION 4.3. Capitalization of the LLC. The LLC has authorized capitalization consisting solely of membership interests, of which such membership interests are held by the persons and in the percentages reflected on
Schedule 3.1 attached hereto. All Interests have been duly authorized and validly issued and are fully paid and nonassessable, and such Interests have been so issued pursuant to an appropriate exemption from federal and state securities laws. None of the Interests have been issued in violation of any preemptive right. The LLC has no other equity securities or other evidence of ownership outstanding other than the Interests possessed by the Members. Except as set forth in this Agreement or on Schedule 3.1, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any of the Interests or any equity securities of the LLC or other evidence of ownership in the LLC. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the LLC. There are no voting trusts, proxies or other agreements or understandings with respect to the Interests of the LLC.

        SECTION 4.4. No Violation; Consents. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement or the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (the "Documents"), the consummation of the transactions contemplated hereby, nor the performance of this Agreement or the other Documents in compliance with the terms and conditions thereof by the LLC will: (i) violate, conflict with or result in any breach of the Articles of Formation or the Operating Agreement of the LLC or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the LLC; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the LLC under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the LLC or any of the terms, conditions or provisions of any mortgage, indenture, note, license, Contract or other instrument or obligation related to the LLC or to the LLC's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to StaffMark; or (iii) require the consent, waiver, authorization, approval of or filing with any Governmental Authority or of any other Person. The LLC will give any required notices to third parties, and the LLC will obtain any third party consents required to be obtained due to the consummation of the transactions contemplated hereby.

        SECTION 4.5. Subsidiaries and Investments. The LLC has no Subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other Person.

        SECTION 4.6. Books and Records. To the extent required by law, the minute books of the LLC, which have been and will be made available by the Members to StaffMark and its representatives, contain accurate records of all meetings of and actions or written consents by the officers, directors and Members of the LLC set forth in such minute books and are correct and complete. Except as set forth on Schedule 4.6, the LLC does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the LLC.

        SECTION 4.7. Financial Statements. Attached hereto collectively as
Schedule 4.7 are the following financial statements (the "Financial Statements"): (i) the reviewed balance sheet of the LLC as of December 31, 1996 (the "Most Recent Fiscal Year End"), the reviewed statements of income and expenses, changes in membership capitalization and cash flow for the fiscal years then ended; (ii) the compiled balance sheet of the LLC (the "Balance Sheet") as of November 30, 1997 (the "Balance Sheet Date") and the compiled statements of income and the expenses, changes in membership capitalization and cash flow for the eleven (11) months then ended. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis and were prepared from the books and records of the LLC other than the compiled Financial Statements as of November 30, 1997 and for the eleven month period ended November 30, 1997 which do not include footnote disclosure. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the LLC, and have been made available to StaffMark for examination. The Financial Statements fairly present the financial position of the LLC as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Since the Balance Sheet Date and except as disclosed in the Schedules referenced in this
Agreement: (i) there has been no change in the assets, Liabilities or financial condition of the Business of the LLC from that reflected in its Balance Sheet other than in the Ordinary Course of Business; and (ii) none of the business, prospects, financial condition, operations, property or affairs of the LLC has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Balance Sheet reflects, as of the Balance Sheet Date, all Liabilities of the LLC related to the LLC, to the extent such items are required to be reflected on such Balance Sheet under GAAP.

        SECTION 4.8.    Absence of Undisclosed Liabilities.

                (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet or except as set forth on Schedule 4.8, the LLC has no Liabilities, except for Liabilities incurred since the date thereof in the Ordinary Course of Business.

                (b) The LLC maintains adequate coverage under a full-premium policy with respect to workers' compensation matters and represents and warrants there is no unrecorded Liability with respect thereto for which StaffMark will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet in accordance with GAAP.

                (c) The LLC is not bound by any agreement, or subject to any charter or other corporate restriction or any unusual legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the LLC.

        SECTION 4.9.    Labor and Employee Relations.

                (a) Schedule 4.9(A) sets forth a list of each employment or collective bargaining agreement to which the LLC is a party as well as a list of all employment agreements with corporate or administrative employees of the LLC (including, but not limited to, incentive and/or bonus compensation agreements, but excluding deferred benefit agreements) and the standard form of agreements with attorneys and/or paralegals who are employees (but not corporate or administrative employees) of the LLC. Schedule 4.13(a) sets forth the base salary and any bonuses or commissions for the prior year and the current fiscal year paid by the LLC for each corporate or administrative employees. Schedule 4.9(B) sets forth the LLC's billing register for the week ended December 21, 1997 for each attorney, paralegal or legal secretary of the LLC and such attorney's, paralegal's or legal secretary's gross pay rate, all benefits and billing rates.

                (b) No labor organization or group of employees of the LLC has made a pending demand for recognition or certification, and there are no representation proceedings presently pending or threatened with the National Labor Relations Board or any other federal, state, or other Governmental Authority involving employees of the LLC. There are no other organizing activities involving the LLC presently being conducted or threatened (in writing) by any labor organization or group of employees of the LLC.

                (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened (in writing) against the LLC, and there have been no actual or threatened material labor disputes or work stoppages within the last three (3) years. There are no unfair labor practice charges or complaints pending or threatened (in writing) by or on behalf of any employee or group of employees of the LLC.

                (d) There are no complaints, charges or claims pending or, threatened (in writing) against the LLC by any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the LLC of any individual.

                (e) The LLC has been and is in substantial compliance with all laws, regulations and orders relating to the employment of the employees, including but not limited to all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Restraining Notification Act, 29 U.S.C. Section 151 et seq. ("WARN"), the National Labor Relations Act, as amended, 29 U.S.C. Section 151 et. seq., and any comparable state or local laws or regulations, equal employment opportunity discrimination laws or regulations, civil rights laws or regulations safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security taxes.

        SECTION 4.10.   Real Property.  The LLC owns no real property.

        SECTION 4.11. Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 4.11, (i) no power of attorney or similar authorization given by the LLC presently is in effect or outstanding;
(ii) no contract or agreement to which the LLC is a party or is bound or to which the LLC's properties or assets is subject limits the freedom of the LLC to compete in any line of business or with any Person; and (iii) the LLC is not a party to or bound by any guarantee of any debt or obligation of any other Person.

        SECTION 4.12. Significant Customers . Set forth on Schedule 4.12 is a true and correct list of the LLC's ten largest customers for the most recent eleven (11) month and two (2) week period ended

December 14, 1997, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. Except as set forth on Schedule 4.12, none of the customers identified on
Schedule 4.12 has terminated, reduced, or threatened to terminate or reduce, its request for services of the LLC during the period covered by such schedule or prior to the Closing Date.

        SECTION 4.13. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 4.13 or otherwise agreed to in connection with this Agreement, during the period from the Balance Sheet Date to and including the date of this Agreement, except in the Ordinary Course of Business:

                (a) the LLC has not canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, assigned, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any Security Interest;

                (b) the LLC has not made any changes in the types, nature, composition or quality of the services of its business and there has not been any material adverse change in the sales, revenue or net income of its business;

                (c) the LLC has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses);

                (d) no party (including the LLC) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the LLC is a party or by which it is bound;

                (e) the LLC has not made any capital expenditure (or series of related capital expenditures) either involving more than $7,500;

                (f) the LLC has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

                (g) the LLC has not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $7,500;

                (h) the LLC has not delayed or postponed the payment of accounts payable and other Liabilities;

                (i) the LLC has not granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights;

                (j) the LLC has not accelerated collection of accounts receivables through special inducements;

                (k) the LLC has not declared, set aside, or paid any dividend or made any distribution with respect to its Members (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                (l) the LLC has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                (m) the LLC has not made any loan to, or entered into any other transaction with, any of its Members, officers, or employees;

                (n) the LLC has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                (o) the LLC has not granted any increase in the base compensation of any of its directors, officers, or employees other than increases in compensation in the Ordinary Course of Business;

                (p) the LLC has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee
        Plan);

                (q) the LLC has not made any other change in employment terms for any of its directors, officers, or employees; or

                (r) the LLC has not agreed, whether or not in writing, to do any of the foregoing.

        SECTION 4.14. Certain Practices. Neither the LLC, nor any of its officers, directors, Members, or employees have, directly or indirectly, used any LLC funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the LLC or any subsidiary; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        SECTION 4.15. Compliance with Law; Licenses and Permits . Except as set forth on Schedule 4.15, the LLC has substantially complied and is in substantial compliance with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on Schedule 4.15, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or restrict the LLC from conducting the Business in substantially the same manner heretofore conducted by the LLC in any jurisdiction in which the Business is now conducted. The LLC possesses all franchises, permits, licenses, certificates and consents required from any Governmental Authority in order for the LLC to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated and all of such licenses and permits are in full force and effect.

         SECTION 4.16. Employee Benefits. Schedule 4.16 briefly describes all defined benefit plans, defined contribution plans, welfare plans, medical insurance and other employee benefit plans and programs maintained or formerly maintained by the LLC or any predecessor or former affiliates of such entity for the past three (3) years ("Benefit Plans"). As respects all Benefit Plans: (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by the Employee Retirement Income Security Act ("ERISA"), has occurred during the last two (2) years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self-funded except to the extent indicated in Schedule 4.16; (f) the LLC has not effected a termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the last five (5) years, except for the replacement of health, disability and life carriers; (g) no disabled current or former employee claims or receives or is entitled to receive disability , pension, health, welfare or life insurance benefits from the LLC; (h) all Benefit Plans may be terminated or modified by the LLC in its discretion without penalty or premium, except as required by any of the Benefit Plans; and (i) all Benefit Plans otherwise have been and are in compliance with all applicable laws, rules and regulations.

         SECTION 4.17. Fixed Assets. Except as shown on Schedule 4.17, the LLC has good and marketable title to all of its assets reflected on the Balance Sheet, free and clear of all Security Interests. All of the LLC's assets, whether owned or leased, are adequate and usable, are in good operating condition and repair and have been properly maintained, ordinary wear and tear excepted.

         SECTION 4.18. Insurance. Schedule 4.18 lists the insurance coverage carried by the LLC, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. StaffMark has been provided with an accurate list of all insurance loss runs or worker's compensation claims received for the past three policy years. Except as set forth on Schedule 4.18, the LLC: (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion;
(ii) has not received notice of cancellation or nonrenewal of any such policy or binder; (iii) is not aware of any threatened or proposed cancellation or nonrenewal of any such policy or binder; (iv) has not received notice and is not otherwise aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

         SECTION 4.19. Outstanding Contracts. The LLC has delivered or made available to StaffMark true, correct and complete copies of all existing written contracts, agreements, personal property, leases, commitments, licenses and franchises, relating to the LLC (collectively the "Contracts"). All of the Contracts are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 4.19.1, the LLC and each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The LLC has no present expectation or intention of not fully performing all its obligations under each of the

Contracts, and the LLC is not aware of any breach or anticipated breach by the other party to any of the Contracts to which the LLC is a party except for normal concessions in the Ordinary Course of Business. Except as set forth on
Schedule 4.19.2, none of the Contracts have been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the LLC is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on Schedule 4.19.3, there exists no actual or, threatened termination, cancellation or limitation of the business relationship of the LLC by any party to any of the Contracts. Except as set forth on Schedule 4.19.4, none of the Contracts require the consent of the other party thereto in connection with the transactions contemplated by this Agreement.

         SECTION 4.20. Outstanding Leases. Schedule 4.20 sets forth each agreement by which the LLC leases each parcel of real property (the "Leased Parcels") used in connection with the LLC's Business (collectively, the "Leases"). The LLC has delivered or made available to StaffMark true, correct and complete copies of all of the Leases specified on Schedule 4.20. All rents due under the Leases have been paid in accordance with the terms thereof. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 4.20, the LLC and each other party to the Leases have performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The LLC has no present expectation or intention of not fully performing all its obligations under each of the Leases, and the LLC is not aware of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 4.20, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the LLC is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or threatened termination, cancellation, or limitation of the business relationship of the LLC with any party to any of the Leases.

         SECTION 4.21. Intellectual Properties. The registered servicemark "Strategic Legal Resources" is the only intellectual property owned by the LLC other than customer lists and information that can be categorized as "know-how" (collectively, the "Intellectual Property"). Except as set forth on Schedule
4.21 and except for commercial software licensed for use on personal computers or provided pursuant to agreement, the LLC owns the entire right, title and interest in and to the Intellectual Property, used in the operation of its business and each item constituting part of the Intellectual Property which is owned by the LLC has been, to the extent indicated in Schedule 4.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other Governmental Authorities, domestic or foreign as are indicated in Schedule 4.21 and such registrations, filings and issuance remain in full force and effect. To the Knowledge of the LLC, there are no pending or threatened proceeding or litigation or other adverse claims affecting or with respect to the Intellectual Property. To the Knowledge of the LLC, there is no reasonable basis upon which a claim may be asserted against the LLC for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information and to the Knowledge of the LLC, no Person is infringing on the Intellectual Property.

         SECTION 4.22. Proprietary Information of Third Parties. Except as disclosed on Schedule 4.22, no third party has claimed (in writing) that any Person employed by or consulting with the LLC ("Related Person") has: (i) violated or may be violating any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party;
(ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the LLC which suggests that such a claim might be contemplated. To the Knowledge of the LLC, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the LLC, and the LLC has no reason to believe there will be any such employment or violation.

         SECTION 4.23. Transactions with Affiliates. Except as disclosed on
Schedule 4.23, no Member, director, or officer of the LLC, or member of the family of any such person, or any LLC, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the LLC, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to any such person or firm.

         SECTION 4.24. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the LLC on or before the date hereof have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the LLC or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet in accordance with GAAP or the LLC's books and records on or prior to the Closing Date. All deposits required by law to be made by the LLC with respect to employees' withholding taxes have been duly made. The LLC has delivered to StaffMark true and complete copies of all of the LLC's state and federal income tax returns for the fiscal periods ended December 1996 and 1995 and any interim periods subsequent to the Most Recent Fiscal Year End and all reports and results of income tax audits, if any, related thereto. To the Knowledge of the LLC, no examination of any Tax return of the LLC is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax return. Since the inception of the LLC, the LLC has been classified as a "partnership" for federal, state and local income Tax purposes.

         "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the LLC is required to pay, withhold or collect (including without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, welfare taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other similar obligations).

         SECTION 4.25. Litigation. Except as set forth on Schedule 4.25, there is no: (i) action, suit, claim, proceeding or investigation pending or threatened against or affecting the LLC (whether or not the LLC is a party or prospective party thereto), at law or in equity, or before or by any Governmental Authority; (ii) arbitration proceeding pending relating to the LLC; or (iii) governmental inquiry pending or threatened (in writing) against or involving the LLC, and to the Knowledge of the LLC there is no basis for any of the foregoing. The LLC has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the LLC. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the LLC by any court, Governmental Authority or against the LLC. There are no facts or circumstances which are reasonably anticipated to result in institution of any action, suit, claim or legal administrative or arbitration proceeding or investigation against, involving or affecting the LLC or the transactions contemplated hereby. The LLC is not in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Authority. Except as disclosed on Schedule 4.25, there is no action or suit by the LLC pending or threatened against others.

         SECTION 4.26. Environmental Matters. The LLC has been and is in substantial compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on
Schedule 4.26, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the LLC, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this Section 4.26, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any Governmental Authority.

         SECTION 4.27. Broker's or Finder's Fees. Except as set forth on
Schedule 4.27, no agent, broker, Person or firm acting on behalf of the LLC is, or will be, entitled to any commission or broker's or finder's fees from the LLC or from any person controlling, controlled by or under common control with the LLC in connection with any of the transactions contemplated hereby.

         SECTION 4.28. Accounts Receivable. All accounts receivable of the LLC that are reflected on the Balance Sheet on the Balance Sheet Date or on the accounting records of the LLC as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the LLC as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred fifty (150) days after the day on which it first becomes due and payable. After such 150-day period, StaffMark shall reassign any uncollectible account to the Members for collection and StaffMark shall have the right to make a claim in accordance with the Indemnification Agreement and the Escrow Agreement; provided, however, the Members shall not have the right to dispute such claim for the balance of such uncollectible account. There is no contest, claim, or right of set-off, other than adjustments in the Ordinary Course of Business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         SECTION 4.29. Projections. The LLC has made certain projections concerning sales, growth, profitability and other matters available to StaffMark. These projections have been delivered to StaffMark in documents entitled "Projections" dated December 24, 1997 (the "Projections"). The Projections were reasonable when made and to the Knowledge of the LLC continue to be a reasonable projection of the LLC's future results of operations for periods covered by the Projections, subject to the inherent risks and uncertainties associated with any projections of performance.

         SECTION 4.30. Disclosure. All Documents delivered or to be delivered by the LLC and all Documents delivered or to be delivered on behalf of the LLC by its agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects.


             ARTICLE V. REPRESENTATIONS AND WARRANTIES OF STAFFMARK

        As an inducement to each of the Members to enter into this Agreement and to consummate the transactions contemplated hereby, StaffMark represents and warrants to each of the Members as follows:

        SECTION 5.1. Organization. StaffMark is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on StaffMark.

        SECTION 5.2. Corporate Power and Authority. StaffMark has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of each of StaffMark. This Agreement constitutes the legal, valid and binding obligation of StaffMark enforceable against it in accordance with its terms and each of the Documents, when executed by StaffMark will constitute a valid and binding obligation of StaffMark, enforceable against it in accordance with its terms.

        SECTION 5.3. Validity, Etc. Neither the execution and delivery by either StaffMark of this Agreement and any Documents to which such StaffMark is a party, nor the consummation by StaffMark of the transactions contemplated hereby or thereby, nor the performance by StaffMark of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of the certificate of incorporation or bylaws of either StaffMark, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to StaffMark; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date or any of the obligations of StaffMark under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to StaffMark or any of the terms, conditions or provisions of any Security Interest or other instrument or obligation related to StaffMark or to StaffMark's ability to consummate the transactions contemplated hereby or thereby to which StaffMark is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and except for any such default that would not result in an adverse effect on its business; or (iii) require the consent, waiver, authorization or approval of any Governmental Authority or of any other Person.

        SECTION 5.4. The StaffMark Shares. The StaffMark Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any Security Interests, except for any transfer restrictions imposed by the state and federal securities laws. The StaffMark Shares will be issued pursuant to Section 4(2) of the Securities Act promulgated thereunder. Certificates representing the Interests issued to the LLC will contain a restrictive legend in substantially the form of Exhibit "B" attached hereto.

        SECTION 5.5. SEC Filings. StaffMark has filed with the SEC on a timely basis all forms, reports, schedules, and statements that were required to be filed with the SEC since October 2, 1996 (the "SEC Filings"). As of their respective dates, the SEC Filings were prepared in accordance with the Securities Act and the Securities Exchange Act, as applicable, and did not contain any untrue statements of a material fact or omit any material fact required to be stated in those documents necessary to make the statements in those documents not misleading.

        SECTION 5.6. Events Subsequent to September 30, 1997. Since September 30, 1997, no event or circumstance has occurred which individually or in the aggregate is reasonably likely to result in a material adverse change in the financial position or results of operations of StaffMark and its subsidiaries taken as a whole.

        SECTION 5.7. Broker's or Finder's. No agent, Person or firm acting on behalf of StaffMark is, or will be, entitled to any commission or broker's or finder's fees from StaffMark or from any Person controlling, controlled by or under common control with StaffMark in connection with the transactions contemplated herein, for which the Members will have any obligation.


                ARTICLE VI. PRE-CLOSING COVENANTS AND AGREEMENTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        SECTION 6.1. Cooperation. Each of the Parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 6.2. Best Efforts. StaffMark and the Members shall cause the
LLC to each use their best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement. Prior to the Closing Date, the Members will cause the LLC to use commercially reasonable efforts to preserve its relationships with its employees, customers, and others having business relationships with the LLC.

        SECTION 6.3. Investigations. The Members shall cause the LLC to give StaffMark and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish StaffMark with such financial and operating data, analyses and other information of any kind respecting the LLC's business and properties as StaffMark shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations of the LLC.

        SECTION 6.4. Distributions. Prior to the Closing, the Members shall cause the LLC to not pay any dividends, distributions, consulting fees or management fees to the Member(s) of the LLC. Prior to the Closing, the LLC shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to the Members.

        SECTION 6.5. Corporate Matters. During the period from the date of this Agreement to the Closing, the Members will not allow the LLC: (i) to amend its Articles of Formation or the Operating Agreement; (ii) to issue any Interests;
(iii) to issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional Interests or any other equity interest might be directly or indirectly authorized, issued or transferred from treasury; (iv) to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.14 above; or (v) agree to do any of the acts listed above.

        SECTION 6.6. Notice of Developments. The Members will cause the LLC to give prompt written notice to StaffMark of any material adverse development causing a breach of any of the representations and warranties in Article IV above.

        SECTION 6.7. Exclusivity. The Members will not and will not allow the LLC to: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the LLC (including any acquisition structured as a merger, consolidation, or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Members or the LLC pursuant to instruction from the Members will notify StaffMark immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                       ARTICLE VII. POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the Closing.

        SECTION 7.1. Post-Closing Covenants of the Members.

                (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Members will take such further action

        (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

                (b) Transition. Following the Closing Date, the Members will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the LLC from maintaining the same business relationships with StaffMark after the Closing as it maintained with the LLC prior to the Closing.

                (c) Tax Returns. Following the Closing Date, the Members shall cause to be prepared and filed, at their sole expense all of the LLC's required income Tax returns for all Tax periods ending prior to January 1, 1998; provided, however, that the Members will provide StaffMark copies of such proposed tax returns prior to filing for StaffMark's review and comment, which review and comment, if any, will be promptly tendered to the Members and their representatives. The Members shall be responsible for the payment of all income Taxes due or assessed which relate to the LLC for all periods up to and including January 1, 1998.

                (d) 754 Election. Following the Closing Date, the Members shall:
        (i) timely make an election under Section 754 of the Code (and any comparable election under state or local Tax law) with respect to the LLC's final Tax return for the tax period January 1, 1998; and (ii) complete the timely filing of such election in accordance with the provisions of the Treasury Regulation 1.754-1(b) (or any comparable provisions of state or local Tax law) or any successor provision. The Members represent that the LLC is qualified to make such election. Sixty
        (60) days following the Closing Date, the Parties shall agree upon the fair market value of the assets of the LLC. The Members (nor any of their respective affiliates) shall not take any position on any Tax return or with any taxing authority that is inconsistent with the 754 election agreed upon fair market values and shall not seek to revoke such 754 election; provided, however, that the Members through the LLC (and any of their respective affiliates) may take a tax position consistent with any examination adjustments made by the Internal Revenue Service or applicable state, local or foreign taxing authorities. The Members shall cause the LLC to provide StaffMark with a copy of the proposed 754 election and related proposed Tax returns for its review and comment, if any, before filing such election, as well as a copy of the final 754 election and final related Tax returns concurrent with the filing of the election and the related Tax returns.

                (e) Nondisclosure of Confidential Information. The Members recognize and acknowledge that they have and will have access to certain confidential information of StaffMark (including, but not limited to, list of customers, and costs and financial information) that StaffMark considers to be valuable, special and unique property of StaffMark. Following the Closing Date, the Members agree that they will not disclose, and that they will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of StaffMark. The Members recognize and agree that violation of any of the agreements contained in this Section 7.1(e) will cause irreparable damage or injury to StaffMark, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, StaffMark shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies StaffMark may have against the Members.

        SECTION 7.2.    Post-Closing Covenants of StaffMark.

        (a) Stock Options. As of the Closing Date, StaffMark shall grant employees (other than Elihu Gordis and Jay Horowitz) of the LLC designated by the President and Chief Executive Officer of the LLC an aggregate of 25,000 non-qualified stock options under its 1996 Stock Option Plan to purchase StaffMark Common Stock at a price per share equal to the closing stock price on the Closing Date. The options would vest 40% after two (2) years, 60% after three (3) years, 80% after four
        (4) years, and 100% after five (5) years. StaffMark will grant employees (other than Elihu Gordis and Jay Horowitz) of the LLC designated by the President and Chief Executive Officer of the LLC an aggregate of 15,000 additional non-qualified stock options under its 1996 Stock Option Plan to purchase StaffMark Common Stock at a price per share equal to the closing stock price on the date of grant, if the LLC equals or exceeds the calendar year 1998 financial targets set forth in Schedule 7.2, the foregoing options will be granted promptly following StaffMark's determination that the financial targets set forth on Schedule 7.2 have been satisfied. The options would vest 40% after two (2) years, 60% after three (3) years, 80% after four (4) years, and 100% after five (5) years.

        (b) Availability of Rule 144. StaffMark shall take all commercially reasonable steps to file future reports with the SEC on a timely basis and otherwise satisfy the prerequisites to permit the Members to utilize Rule 144 with respect to the StaffMark Shares.

        (c) Maintenance of the LLC during the Earnout Period. During the period commencing on the Closing Date and ending on June 30, 1999, StaffMark will maintain the separate existence of the LLC or its corporate successor and otherwise abide by the terms of the Earnout Agreement executed the date hereof, the terms of which are specifically incorporated herein and made a part hereof.

               ARTICLE VIII. CONDITIONS TO STAFFMARK'S OBLIGATIONS

        The obligation of StaffMark to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived (in writing) by StaffMark in its sole discretion:

        SECTION 8.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by each of the Members in Article III and of the Members in Article IV of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Members shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. The Members shall cause the President of the LLC to deliver a certificate to StaffMark to the effect that each of the above conditions are satisfied in all respects.

        SECTION 8.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement of the LLC from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained.

        SECTION 8.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any Governmental Authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 8.4. Opinion of Counsel to the LLC. StaffMark shall have received an opinion from counsel to the Members, dated as of the Closing Date, in form and substance of Exhibit "C" attached hereto reasonably satisfactory to counsel to StaffMark.

        SECTION 8.5. Closing Documents. The Members shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement to be delivered by them and those required by the LLC.

        SECTION 8.6.    Intentionally Omitted.

        SECTION 8.7. No Material Adverse Change. From the date of this
Agreement through the Closing Date: (i) there shall have been no material adverse change in the assets, liabilities, or financial condition of the business of the LLC from that reflected in the Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, financial condition, operations, property, business prospects or affairs of the LLC shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        SECTION 8.8. Indemnification Agreement. StaffMark shall have received a counterpart executed copy of the "Indemnification Agreement" from each of the Members in substantially the form of Exhibit "D" attached hereto.

        SECTION 8.9. Escrow Agreement. StaffMark shall have received a counterpart executed copy of the "Escrow Agreement" from each of the Members in substantially the form of Exhibit "E" attached hereto.

        SECTION 8.10. Employment Agreements. StaffMark shall have received a counterpart executed copy of employment agreements from Elihu Gordis and Jay B. Horowitz for employment with the LLC each dated as of the Closing Date which are satisfactory to StaffMark (the "Employment Agreements").

        SECTION 8.11. Noncompetition Agreement. StaffMark shall have received a counterpart executed copy of the "Noncompetition Agreement" in the form of Exhibit "F" attached hereto from each of the Members.

        SECTION 8.12. Purchase Price Certificate. StaffMark shall have received a counterpart executed Purchase Price Certificate from the Members.

               ARTICLE IX. CONDITIONS TO THE MEMBERS' OBLIGATIONS

        The obligation of the Members to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Members in writing in their sole discretion:

        SECTION 9.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by StaffMark in
Article V of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. StaffMark shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. An executive officer of StaffMark shall deliver a certificate to the LLC to the effect that each of the above conditions are satisfied in all respects.

        SECTION 9.2. Closing Documents. StaffMark shall have delivered all of the Exhibits, Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 9.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any Governmental Authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 9.4. Employment Agreements. Messrs. Gordis and Horowitz shall have received counterpart executed Employment Agreements from the LLC each dated as of the Closing Date which are satisfactory to such persons.

        SECTION 9.5. Opinion of Counsel to StaffMark. The Members shall have received an opinion of counsel to StaffMark, dated as of the Closing Date, in form and substance of Exhibit "G" reasonably satisfactory to the counsel for the Members.

        SECTION 9.6. Purchase Price Certificate. The Members shall have received a counterpart executed Purchase Price Certificate from StaffMark.

        SECTION 9.7. Earnout Agreement. The Members shall have received a counterpart executed Earnout Agreement from StaffMark.


               ARTICLE X. SURVIVAL OF REPRESENTATIONS, WARRANTIES
                             AND COVENANTS; REMEDIES

        SECTION 10.1. Survival of Representations, Warranties and Covenants.
All of the representations and warranties of the Parties contained in this Agreement shall survive for eighteen (18) months following the Closing Date; except, that, the survivability periods as to the representations and warranties in Section 4.24 (Taxes) shall survive for the full period of the statute of limitations applicable to the matters described in such section. Certain covenants of the parties in this Agreement are post-closing covenants and shall survive the Closing Date for the time periods so indicated in each such section.

        SECTION 10.2. Remedies. In the event that a Party (the "Breaching Party") breaches any provision of this Agreement, then the other Party may exercise all of its remedies under this Agreement. The Breaching Party shall be liable to the other party for any Adverse Consequences the other party suffers resulting from, arising out of, relating to, or caused by any such breach subject as to remedies against the Members in accordance with the Indemnification Agreement dated the date hereof among the Members and StaffMark, the terms of which are incorporated herein by reference, it being the intention of the Parties that all disputes will be settled by arbitration.


                             ARTICLE XI. TERMINATION

        SECTION 11.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

                (a) StaffMark and the Members may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (b) StaffMark may terminate this Agreement at any time prior to the Closing; (i) in the event the Members have breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that StaffMark is not satisfied with its business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the LLC; or (iv) if the Closing shall not have occurred on or before January 31, 1998;

                (c) The LLC may terminate this Agreement any time prior to the Closing; (i) in the event StaffMark has breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on StaffMark but such event shall not include any effects or changes on the price of the StaffMark Common Stock; or (iii) if the Closing shall not have occurred on or before January 31, 1998;

                (d) StaffMark may terminate this Agreement if a Governmental Authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened or pending before a Governmental Authority, that directly or indirectly: (i) declares this Agreement to be illegal; (ii) permanently enjoins, restrains or otherwise prohibits the acquisition of the Interests by StaffMark pursuant to this Agreement or the transactions contemplated hereby;
        (iii) prohibits the ownership or operation by StaffMark (or any of its affiliates) of all or a material portion of the assets of the LLC; or
        (iv) compels StaffMark (or any of their Affiliates) to segregate or dispose of all or a material portion of the assets of the LLC; or

                (e) The LLC may terminate this Agreement if a Governmental Authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened or pending before a Governmental Authority that directly or indirectly: (i) declares the Agreement to be illegal; or (ii) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or (e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement, ownership of the Interests.

        SECTION 11.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 11.1, a Party will not have any further right, Liability or obligation with respect to the other Party (except for any Liability of a Party then in breach).

        SECTION 11.3. Other Termination Matters. The confidentiality provisions contained in Section 7.1(e) of this Agreement shall survive termination pursuant to Section 11.1 above for a period of one (1) year following any such termination date.


                           ARTICLE XII. MISCELLANEOUS

        SECTION 12.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (i) delivered by hand;
(ii) sent by recognized overnight courier; (iii) made by telecopy or facsimile transmission; or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

        If to StaffMark:

                StaffMark, Inc.
                302 East Millsap Road
                Fayetteville, Arkansas  72703
                Attn:  Terry C. Bellora, Chief Financial Officer
                Phone:     (501) 973-6000
                Fax No.:   (501) 973-6019

        With a copy to:

                Gordon Y. Allison, Esq.
                302 East Millsap Road
                Fayetteville, Arkansas 72703
                Attn:  Gordon Y. Allison, Executive
                         Vice President - General Counsel
                Phone:     (501) 973-6057
                Fax No.:   (501) 973-6019

        If to the Members:

                Eugene Greene
                40 East 94th Street
                New York, New York 10028

                Elihu Gordis
                440 West End Avenue
                New York, New York 10024
                (212) 724-7571

                Jay B. Horowitz
                177 East 75th Street
                New York, New York 10021
                (212) 439-8446

                Kristin E. Vickery
                101 West 12th Street
                Apartment 8E
                New York, New York 10011

        With a copy to:

                J. Gregory Milmoe, Esq.
                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, NY 10022-3897
                Phone:     (212) 735-3000
                Fax No.:  (212) 735-2001

All notices, requests, consents and other communications hereunder shall be deemed to have been given: (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other Party given in accordance with this Section 12.1.

        SECTION 12.2. Entire Agreement. This Agreement and the Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

        SECTION 12.3. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

        SECTION 12.4. Assignment/Binding Effect. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties. This Agreement shall be binding upon, and inure to the benefit of, the heirs, representatives, successors and permitted assigns.

        SECTION 12.5. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 12.6. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware

        SECTION 12.7. Severability. In the event that any Governmental
Authority shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such Governmental Authority shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 12.8. Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any party, regardless of which Party was generally responsible for the preparation of this Agreement.

        SECTION 12.9. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 12.10. Expenses. StaffMark shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. The Members shall be responsible for and bear all of their own fees and expenses, as well as the fees and expenses of the LLC (including the fees and expenses of any attorneys, accountants, appraisers, or others engaged by such Parties or the LLC) incurred in connection with this Agreement and the transactions contemplated hereby if this Agreement and the transactions contemplated hereby are consummated (collectively the "LLC Transaction Costs") and in no event shall the LLC Transaction Costs be incurred by the LLC, if the Agreement and the transactions contemplated hereby are consummated. If the Agreement and the transactions are not consummated, then the LLC will be responsible for all of the LLC Transaction Costs.

        SECTION 12.11. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 12.12. Publicity. Except by the mutual agreement between StaffMark and the Members, no Party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law, rule or regulation.

        SECTION 12.13. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 12.14. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        SECTION 12.15. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

        IN WITNESS WHEREOF, StaffMark has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written and each of the Members have each caused this Agreement to be executed as of the day and year first above written.


                               STAFFMARK, INC.



                               By:  /s/ Ted Feldman
                                  ---------------------------
                               Name: Ted Feldman
                                    -------------------------
                               Title: Chief Operating Officer
                                     ------------------------

                               THE MEMBERS:



                               By: /s/ Elihu Gordis
                                  ---------------------------
                                     Elihu Gordis


                               By: /s/ Jay B. Horowitz
                                  ---------------------------
                                     Jay B. Horowitz


                               By: /s/ Eugene Greene
                                  ---------------------------
                                     Eugene Greene


                               By: /s/ Kristin E. Vickery
                                  ---------------------------
                                      Kristin E. Vickery